Exhibit 99.1

N E W S    R E L E A S E

FOR IMMEDIATE RELEASE	Contact:	Steven E. Nielsen, President and CEO
H. Andrew DeFerrari, Senior Vice President and CFO
(561) 627-7171

Palm Beach Gardens, Florida	January 6, 2011

DYCOM ANNOUNCES PROPOSED PRIVATE PLACEMENT OF
$175.0 MILLION SENIOR SUBORDINATED NOTES

Palm Beach Gardens, Florida, January 6, 2011 — Dycom Industries, Inc. (NYSE:DY) today announced that its wholly-owned subsidiary, Dycom Investments, Inc., intends to commence an offering, subject to market and other conditions, of $175.0 million in aggregate principal amount of senior subordinated notes due 2021 (the “New Notes”) to be offered and sold to qualified institutional buyers in the United States pursuant to Rule 144A and outside the United States pursuant to Regulation S under the Securities Act of 1933, as amended.  The New Notes will bear interest at a rate to be determined at pricing and will be guaranteed by Dycom Industries, Inc. and certain of its subsidiaries on an unsecured senior subordinated basis.

Dycom Investments, Inc. intends to use the proceeds of this offering, after the payment of discounts and expenses, to repurchase any and all of its $135.35 million aggregate principal amount of outstanding 8.125% Senior Subordinated Notes due 2015 (the “Notes”) pursuant to a cash tender offer and consent solicitation announced today (and to redeem any outstanding Notes not so purchased).  Dycom Investments, Inc. intends to use any remaining net proceeds, after the repurchase and/or redemption of the Notes and associated fees and expenses, for working capital and other general corporate purposes.

The New Notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

This press release is neither an offer to sell nor the solicitation of an offer to purchase the New Notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any persons to whom, such an offer, solicitation or sale is unlawful.  Any offers of the New Notes will be made only by means of an offering memorandum.  This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

About Dycom

Dycom is a leading provider of specialty contracting services throughout the United States.  These services include engineering, construction, maintenance and installation services to telecommunications providers, underground facility locating services to various utilities including telecommunications providers, and other construction and maintenance services to electric and gas utilities and others.

Forward-Looking Statements

This press release contains forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act.  These statements are based on management’s current expectations, estimates and projections. Forward-looking statements are subject to risks and uncertainties that may cause actual results in the future to differ materially from the results projected or implied in any forward-looking statements contained in this press release. Such risks and uncertainties include but are not limited to: anticipated outcomes of contingent events, including litigation; projections of revenues, income or loss, or capital expenditures; whether the carrying value of our assets are impaired; plans for future operations, growth and acquisitions, dispositions, or financial needs; availability of financing; plans relating to our services, including our contract backlog; restrictions imposed by our credit agreement and indenture; the use of our cash flow to service our debt; future economic conditions and trends in the industries we serve; assumptions relating to any of foregoing, as well as other risks detailed in our filings with the Securities and Exchange Commission. Dycom does not undertake to update forward-looking statements.